Exhibit 99.1

Victory Capital Reports Record Net Income and Earnings Per Share in First Quarter First Quarter 2021 Highlights

  Total Assets Under Management (AUM) of $154.3 billion
  Long-term gross flows of $6.7 billion; long-term net outflows of $983 million
  GAAP operating margin of 42.1%
  Adjusted EBITDA margin of 50.2%1
  GAAP net income of $0.88 per diluted share
  Adjusted net income with tax benefit of $1.13 per diluted share1
  Board authorizes 33% increase in regular quarterly cash dividend

SAN ANTONIO, Texas--(BUSINESS WIRE)--May 6, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or “the Company”) today reported financial results for the quarter ended March 31, 2021.

“I am pleased to report that Victory Capital is off to a very strong start in 2021,” said David Brown, Chairman and Chief Executive Officer. “Investment performance generated on behalf of clients was excellent across our Investment Franchises and Solutions platform in the first quarter. At the same time, long-term gross sales increased 18% from the fourth quarter. Our long-term net flows were positive in March and the steady improvement that began in the middle of last year has continued in the second quarter.

“First quarter operating performance was also exceptional. We achieved robust GAAP and adjusted profit margins that resulted in the highest net income and earnings per share for any three-month period in our Company’s history.

“We continue to generate substantial cash flow, and this allowed us to reduce our leverage ratio to 1.6x. In February, we repriced our term loan for the second time since origination, lowering the interest rate by another 25 basis points. Since the beginning of last year, we have successfully reduced the interest rate spread on our debt by 100 basis points.

“In addition to lowering our cost of capital, our strong financial condition was instrumental in our Board’s decision to authorize another increase in our quarterly cash dividend. This represents the fourth consecutive increase in cash dividends declared since August. With this latest increase, the $0.12 cash dividend declared today is 140% greater than the dividend announced in conjunction with last year’s first-quarter results. We have also continued to repurchase shares as an added means of returning a portion of excess cash flow to shareholders.

“The acquisition of our newest Investment Franchise, THB Asset Management, closed and it has been fully integrated onto our platform. Our distribution teams have begun marketing THB’s strategies, all of which have exceptional investment performance track records.

“Investments in our business during the first quarter included adding executive talent within our Direct Investor Business, completing the build out of an experienced sales team focusing on RIAs, multi-family offices, and bank trust departments, and continuing to invest in data and analytics. All of these initiatives are designed to enhance our growth over the remainder of this year and beyond. As always, serving the needs of our clients remains our top priority.”

[1] The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of Non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

The table below presents AUM, and certain GAAP and non-GAAP (“adjusted”) financial results. Due to rounding, AUM values and other amounts in this press release may not add up precisely to the totals provided.

(in millions except per share amounts or as otherwise noted)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Assets Under Management[2]
Ending	$154,331	$147,241	$123,779
Average	151,090	139,552	144,112

Long-term Flows[3]
Long-term Gross	$6,726	$5,696	$7,273
Long-term Net	(983)	(1,466)	(3,101)

Money Market/Short-term Flows
Money Market/Short-term Gross	$108	$226	$7,652
Money Market/Short-term Net	(191)	(130)	201

Total Flows
Total Gross	$6,833	$5,922	$14,925
Total Net	(1,174)	(1,596)	(2,900)

Consolidated Financial Results (GAAP)
Revenue	$212.9	$200.4	$204.4
Revenue realization (in bps)	57.2	57.1	57.1
Operating expenses	123.2	122.7	113.8
Income from operations	89.8	77.7	90.6
Operating margin	42.1%	38.8%	44.3%
Net income	65.2	54.9	57.2
Earnings per diluted share	$0.88	$0.75	$0.77
Cash flow from operations	79.6	67.9	51.9

Adjusted Performance Results (Non-GAAP)[1]
Adjusted EBITDA	$106.8	$103.8	$91.5
Adjusted EBITDA margin	50.2%	51.8%	44.8%
Adjusted net income	76.7	71.8	61.7
Tax benefit of goodwill and acquired intangible assets	6.9	6.8	6.7
Adjusted net income with tax benefit	83.6	78.6	68.5
Adjusted net income with tax benefit per diluted share	$1.13	$1.07	$0.92
__________________________________

[1] The Company reports its financial results in accordance with GAAP. Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of Non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

[2] Includes the transfer in of $547 million of assets associated with the THB Asset Management acquisition, which closed on March 1, 2021.

[3] Long-term AUM is defined as total AUM excluding Money Market and Short-term assets.

AUM, Flows and Investment Performance

Victory Capital’s AUM increased by $7.1 billion to $154.3 billion at March 31, 2021, compared with $147.2 billion at December 31, 2020. The increase was due to positive market action of $7.7 billion and $547 million of acquired assets, partially offset by net outflows of $1.2 billion. Total gross flows for the first quarter were $6.8 billion, including long-term gross flows of $6.7 billion.

As of March 31, 2021, Victory Capital offered 124 investment strategies through its 10 autonomous Investment Franchises and Solutions Platform. The table below presents outperformance against benchmarks by AUM as of March 31, 2021.

Percentage of AUM Outperforming Benchmark
Trailing	Trailing	Trailing	Trailing
1-Year	3-Years	5-Years	10-Years
64%	69%	72%	75%

First Quarter 2021 Compared with Fourth Quarter 2020

Revenue increased 6% to $212.9 million, in the first quarter, compared with $200.4 million in the fourth quarter, due to higher average AUM and a slight increase in revenue realization quarter over quarter partially offset by two fewer days in the quarter. GAAP operating margin expanded 330 basis points in the first quarter to 42.1%, up from 38.8% in the fourth quarter, due to relatively flat operating expenses and an increase in revenue as a result of higher average AUM. First quarter GAAP net income rose 19% to $65.2 million, up from $54.9 million in the prior quarter. On a per-share basis, GAAP net income advanced 17% to $0.88 per diluted share in the first quarter, versus $0.75 per diluted share in the fourth quarter.

Adjusted net income with tax benefit increased 6% to $83.6 million in the first quarter, up from $78.6 million in the fourth quarter. On a per-share basis, adjusted net income with tax benefit increased 6% to $1.13 per diluted share in the first quarter, from $1.07 per diluted share in the prior quarter. Adjusted EBITDA increased 3% to $106.8 million in the first quarter, versus $103.8 million in the fourth quarter. Adjusted EBITDA margin contracted 160 basis points in the first quarter of 2021 to 50.2% compared with 51.8% in the prior quarter primarily due to higher seasonal payroll taxes and benefits.

First Quarter 2021 Compared with First Quarter 2020

Revenue for the three months ended March 31, 2021, rose 4% to $212.9 million, compared with $204.4 million in the same quarter of 2020. The increase was primarily due to higher average AUM.

GAAP operating margin was 42.1% in the first quarter, a 220 basis point decrease from the 44.3% recorded in the same quarter of 2020. Operating expenses increased 8% to $123.2 million, compared with $113.8 million in last year’s first quarter. The increase was primarily related to a non-cash, $8.0 million difference in amounts recorded to the change in the fair value of contingent acquisition payments. GAAP net income rose 14% to $65.2 million, or $0.88 per diluted share, in the first quarter compared with $57.2 million, or $0.77 per diluted share, in the same quarter of 2020.

Adjusted net income with tax benefit advanced 22% to $83.6 million, or $1.13 per diluted share, in the first quarter, compared with $68.5 million, or $0.92 per diluted share in the same quarter last year. Adjusted EBITDA rose 17% to $106.8 million, compared with $91.5 million in last year’s same quarter. Year-over-year, adjusted EBITDA margin expanded 540 basis points to 50.2% in the first quarter of 2021, compared with 44.8% in the same quarter last year.

Balance Sheet / Capital Management

During the first quarter, the Company reduced outstanding debt by an additional $50.0 million. Subsequent to March 31, 2021, the Company reduced outstanding debt by $27.0 million, for a total of $388.8 million, since July 1, 2019.

On February 18, 2021, the Company entered into the Second Amendment (the “Second Amendment”) to the 2019 Credit Agreement, as amended, with the other loan parties thereto, Barclays Bank PLC, as administrative agent, and the Royal Bank of Canada as fronting bank. The Company refinanced the 2019 Term Loans for a reduced applicable margin on LIBOR of 25 basis points. The applicable margin on LIBOR under the repriced term loans is 2.25%, compared to 2.50% under the First Amendment.

Today, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.12 per share, an increase of 33% over the fourth quarter 2020. The dividend is payable on June 25, 2021, to shareholders of record on June 10, 2021.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call tomorrow morning, May 7, at 8:00 a.m. ET to discuss the results. Analysts and investors may participate in the question-and-answer session. To participate in the conference call, please call (877) 823-8673 (domestic) or (647) 689-4067 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. Prior to the call, a supplemental slide presentation that will be used during the conference call will be available on the Events and Presentations page of the Company’s investor relations website. For anyone who is unable to join the live event, an archive of the webcast will be available for replay shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $154.3 billion in assets under management as of March 31, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 10 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us on: Twitter and LinkedIn.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include, without limitation, any statements preceded by, followed by or including words such as “target,” “believe,” “expect,” “aim,” “intend,” “may,” “anticipate,” “assume,” “budget,” “continue,” “estimate,” “future,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “will,” “can have,” “likely,” “should,” “would,” “could” and other words and terms of similar meaning or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond Victory Capital’s control such as the COVID-19 pandemic and its effect on our business, operations and financial results going forward, as discussed in Victory Capital’s filings with the SEC, that could cause Victory Capital’s actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements.

Although it is not possible to identify all such risks and factors, they include, among others, the following: reductions in AUM based on investment performance, client withdrawals, difficult market conditions and other factors such as a pandemic; the nature of the Company’s contracts and investment advisory agreements; the Company’s ability to maintain historical returns and sustain its historical growth; the Company’s dependence on third parties to market its strategies and provide products or services for the operation of its business; the Company’s ability to retain key investment professionals or members of its senior management team; the Company’s reliance on the technology systems supporting its operations; the Company’s ability to successfully acquire and integrate new companies; the concentration of the Company’s investments in long-only small- and mid-cap equity and U.S. clients; risks and uncertainties associated with non-U.S. investments; the Company’s efforts to establish and develop new teams and strategies; the ability of the Company’s investment teams to identify appropriate investment opportunities; the Company’s ability to limit employee misconduct; the Company’s ability to meet the guidelines set by its clients; the Company’s exposure to potential litigation (including administrative or tax proceedings) or regulatory actions; the Company’s ability to implement effective information and cyber security policies, procedures and capabilities; the Company’s substantial indebtedness; the potential impairment of the Company’s goodwill and intangible assets; disruption to the operations of third parties whose functions are integral to the Company’s ETF platform; the Company’s determination that Victory Capital is not required to register as an "investment company" under the 1940 Act; the fluctuation of the Company’s expenses; the Company’s ability to respond to recent trends in the investment management industry; the level of regulation on investment management firms and the Company’s ability to respond to regulatory developments; the competitiveness of the investment management industry; the dual class structure of the Company’s common stock; the level of control over the Company retained by Crestview GP; the Company’s status as an emerging growth company and a controlled company; and other risks and factors listed under "Risk Factors" and elsewhere in the Company’s filings with the SEC.

Such forward-looking statements are based on numerous assumptions regarding Victory Capital’s present and future business strategies and the environment in which it will operate in the future. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as required by law, Victory Capital assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Victory Capital Holdings, Inc. and Subsidiaries Unaudited Consolidated Statements of Operations (in thousands except per share data and percentages)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Revenue
Investment management fees	$160,284	$147,883	$146,881
Fund administration and distribution fees	52,665	52,505	57,540
Total revenue	212,949	200,388	204,421

Expenses
Personnel compensation and benefits	59,006	53,107	47,571
Distribution and other asset-based expenses	42,103	40,074	54,860
General and administrative	13,310	12,845	11,888
Depreciation and amortization	4,385	4,229	4,050
Change in value of consideration payable for acquisition of business	2,500	9,500	(5,500)
Acquisition-related costs	(164)	52	(69)
Restructuring and integration costs	2,053	2,898	998
Total operating expenses	123,193	122,705	113,798

Income from operations	89,756	77,683	90,623
Operating margin	42.1%	38.8%	44.3%

Other income (expense)
Interest income and other income (expense)	2,734	3,789	(4,172)
Interest expense and other financing costs	(6,845)	(7,700)	(11,408)
Loss on debt extinguishment	(2,781)	(1,196)	(1,054)
Total other income (expense), net	(6,892)	(5,107)	(16,634)

Income before income taxes	82,864	72,576	73,989

Income tax expense	(17,662)	(17,681)	(16,823)

Net income	$65,202	$54,895	$57,166

Earnings per share of common stock
Basic	$0.96	$0.81	$0.84
Diluted	0.88	0.75	0.77

Weighted average number of shares outstanding
Basic	67,761	67,489	67,790
Diluted	74,108	73,682	74,350

Dividends declared per share	$0.09	$0.07	$0.05

Victory Capital Holdings, Inc. and Subsidiaries Reconciliation of GAAP to Non-GAAP Measures (unaudited; in thousands except per share data and percentages)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income (GAAP)	$65,202	$54,895	$57,166
Income tax expense	(17,662)	(17,681)	(16,823)
Income before income taxes	$82,864	$72,576	$73,989
Interest expense	7,310	7,432	10,528
Depreciation	1,246	1,107	884
Other business taxes	374	265	(3,296)
Amortization of acquisition-related intangible assets	3,138	3,122	3,166
Stock-based compensation	4,636	3,774	5,372
Acquisition, restructuring and exit costs	4,389	13,904	(1,542)
Debt issuance costs	2,793	1,459	2,389
Earnings from equity method investments	92	193	—
Adjusted EBITDA	$106,842	$103,832	$91,490
Adjusted EBITDA margin	50.2%	51.8%	44.8%

Net income (GAAP)	$65,202	$54,895	$57,166
Adjustment to reflect the operating performance of the Company
Other business taxes	374	265	(3,296)
Amortization of acquisition-related intangible assets	3,138	3,122	3,166
Stock-based compensation	4,636	3,774	5,372
Acquisition, restructuring and exit costs	4,389	13,904	(1,542)
Debt issuance costs	2,793	1,459	2,389
Tax effect of above adjustments	(3,832)	(5,631)	(1,522)
Adjusted net income	$76,700	$71,788	$61,733
Adjusted net income per diluted share	$1.03	$0.97	$0.83

Tax benefit of goodwill and acquired intangible assets	$6,918	$6,774	$6,728
Tax benefit of goodwill and acquired intangible assets per diluted share	$0.09	$0.09	$0.09

Adjusted net income with tax benefit	$83,618	$78,562	$68,461
Adjusted net income with tax benefit per diluted share	$1.13	$1.07	$0.92

Victory Capital Holdings, Inc. and Subsidiaries Unaudited Condensed Consolidated Balance Sheets (In thousands, except for shares)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$30,386	$22,744
Receivables	91,924	88,182
Prepaid expenses	6,776	6,082
Investments, at fair value	26,931	23,493
Property and equipment, net	20,699	18,747
Goodwill	404,750	404,750
Other intangible assets, net	1,160,089	1,162,641
Other assets	8,115	4,090
Total assets	$1,749,670	$1,730,729

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$56,428	$42,144
Accrued compensation and benefits	34,892	47,278
Consideration payable for acquisition of business	95,000	92,500
Deferred tax liability, net	47,411	37,684
Other liabilities	27,911	34,573
Long-term debt, net[1]	722,652	769,009
Total liabilities	984,294	1,023,188

Stockholders' equity
Class A common stock, $0.01 par value per share: 2021 - 400,000,000 shares authorized, 19,611,469 shares issued and 16,141,937 shares outstanding; 2020 - 400,000,000 shares authorized, 19,388,671 shares issued and 16,205,689 shares outstanding	196	194
Class B common stock, $0.01 par value per share: 2021 - 200,000,000 shares authorized, 55,607,894 shares issued and 51,746,187 shares outstanding; 2020 - 200,000,000 shares authorized, 54,766,934 shares issued and 51,336,177 shares outstanding	556	548
Additional paid-in capital	653,973	647,602
Class A treasury stock, at cost: 2021 - 3,469,532 shares; 2020 - 3,182,982 shares	(54,966)	(47,844)
Class B treasury stock, at cost: 2021 - 3,861,707 shares; 2020 - 3,430,757 shares	(57,996)	(47,080)
Accumulated other comprehensive income (loss)	3,311	(7,460)
Retained earnings	220,302	161,581
Total stockholders' equity	765,376	707,541
Total liabilities and stockholders' equity	$1,749,670	$1,730,729

[1] Balances at March 31, 2021 and December 31, 2020 are shown net of unamortized loan discount and debt issuance costs in the amount of $15.6 million and $19.2 million, respectively. The gross amount of the debt outstanding was $738.2 million as of March 31, 2021 and $788.2 million as of December 31, 2020.

Victory Capital Holdings, Inc. and Subsidiaries Assets Under Management (unaudited; in millions except for percentages)

	For the Three Months Ended			% Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020
Beginning assets under management	$147,241	$132,662	$151,832	11%	-3%
Gross client cash inflows	6,833	5,922	14,925	15%	-54%
Gross client cash outflows	(8,007)	(7,518)	(17,825)	7%	-55%
Net client cash flows	(1,174)	(1,596)	(2,900)	-26%	-60%
Market appreciation (depreciation)	7,718	16,207	(25,153)	-52%	131%
Acquired assets / Net transfers[1]	547	(33)	—	N/A	N/A
Ending assets under management	154,331	147,241	123,779	5%	25%
Average assets under management	151,090	139,552	144,112	8%	5%
[1] The three months ended March 31, 2021 includes the transfer in of $547 million of assets associated with the THB Asset Management acquisition, which closed on March 1, 2021.

Victory Capital Holdings, Inc. and Subsidiaries Assets Under Management by Asset Class (unaudited; in millions)

For the Three Months Ended	By Asset Class
					Global /
	U.S. Mid	U.S. Small	Fixed	U.S. Large	Non-U.S.			Total	Money Market/
	Cap Equity	Cap Equity	Income	Cap Equity	Equity	Solutions	Other	Long-term	Short-term	Total
March 31, 2021
Beginning assets under management	$26,230	$18,368	$36,599	$14,230	$13,982	$34,041	$257	$143,706	$3,534	$147,241
Gross client cash inflows	1,741	1,072	2,024	98	593	1,143	55	6,726	108	6,833
Gross client cash outflows	(1,854)	(1,696)	(1,701)	(432)	(648)	(1,350)	(28)	(7,709)	(299)	(8,007)
Net client cash flows	(112)	(624)	323	(334)	(55)	(207)	27	(983)	(191)	(1,174)
Market appreciation (depreciation)	3,032	2,024	(219)	604	700	1,521	57	7,720	(2)	7,718
Acquired assets / Net transfers[1]	6	461	73	(52)	25	1	—	515	32	547
Ending assets under management	$29,156	$20,230	$36,776	$14,448	$14,652	$35,356	$341	$150,958	$3,373	$154,331

December 31, 2020
Beginning assets under management	$22,540	$14,453	$35,848	$13,242	$11,974	$30,767	$207	$129,031	$3,631	$132,662
Gross client cash inflows	968	1,167	1,581	94	897	981	8	5,696	226	5,922
Gross client cash outflows	(1,939)	(1,323)	(1,626)	(472)	(674)	(1,119)	(9)	(7,161)	(356)	(7,518)
Net client cash flows	(971)	(156)	(45)	(377)	222	(138)	(1)	(1,466)	(130)	(1,596)
Market appreciation (depreciation)	4,657	4,102	756	1,415	1,803	3,413	53	16,198	9	16,207
Acquired assets / Net transfers	5	(31)	40	(51)	(17)	—	(3)	(57)	24	(33)
Ending assets under management	$26,230	$18,368	$36,599	$14,230	$13,982	$34,041	$257	$143,706	$3,534	$147,241

March 31, 2020
Beginning assets under management	$26,347	$17,346	$37,973	$14,091	$12,603	$31,649	$236	$140,245	$11,587	$151,832
Gross client cash inflows	1,474	1,233	1,951	238	671	1,695	11	7,273	7,652	14,925
Gross client cash outflows	(2,265)	(1,310)	(2,890)	(807)	(684)	(2,394)	(24)	(10,374)	(7,451)	(17,825)
Net client cash flows	(791)	(77)	(939)	(569)	(13)	(699)	(12)	(3,101)	201	(2,900)
Market appreciation (depreciation)	(6,907)	(5,325)	(1,361)	(2,828)	(3,245)	(5,436)	(86)	(25,187)	34	(25,153)
Acquired assets / Net transfers	(28)	(59)	(272)	9	27	12	3	(307)	307	—
Ending assets under management	$18,622	$11,885	$35,402	$10,703	$9,372	$25,526	$140	$111,650	$12,129	$123,779
[1] Includes the transfer in of $547 million of assets associated with the THB Asset Management acquisition, which closed on March 1, 2021.

Victory Capital Holdings, Inc. and Subsidiaries Assets Under Management by Vehicle (unaudited; in millions)

For the Three Months Ended	By Vehicle
			Separate
			Accounts and
	Mutual		Other Pooled
	Funds[1]	ETFs[2]	Vehicles[3]	Total
March 31, 2021
Beginning assets under management	$112,998	$3,976	$30,267	$147,241
Gross client cash inflows	5,465	240	1,128	6,833
Gross client cash outflows	(6,293)	(117)	(1,598)	(8,007)
Net client cash flows	(828)	123	(469)	(1,174)
Market appreciation (depreciation)	5,575	343	1,801	7,718
Acquired assets / Net transfers[4]	85	—	462	547
Ending assets under management	$117,830	$4,441	$32,061	$154,331

December 31, 2020
Beginning assets under management	$102,921	$3,488	$26,254	$132,662
Gross client cash inflows	4,555	129	1,238	5,922
Gross client cash outflows	(6,194)	(98)	(1,225)	(7,518)
Net client cash flows	(1,639)	31	13	(1,596)
Market appreciation (depreciation)	11,780	457	3,969	16,207
Acquired assets / Net transfers	(64)	—	31	(33)
Ending assets under management	$112,998	$3,976	$30,267	$147,241

March 31, 2020
Beginning assets under management	$118,605	$4,213	$29,014	$151,832
Gross client cash inflows	13,745	255	925	14,925
Gross client cash outflows	(15,631)	(461)	(1,733)	(17,825)
Net client cash flows	(1,886)	(205)	(809)	(2,900)
Market appreciation (depreciation)	(18,413)	(830)	(5,910)	(25,153)
Acquired assets / Net transfers	—	—	—	—
Ending assets under management	$98,305	$3,177	$22,296	$123,779

[1] Includes institutional and retail share classes, money market and VIP funds.

[2] Excludes assets managed for other proprietary product (i.e. funds of funds) in order to adjust for double counting.

[3] Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds and other pooled vehicles.

[4] Includes the transfer in of $547 million of assets associated with the THB Asset Management acquisition, which closed on March 1, 2021.

Information Regarding Non-GAAP Financial Measures

Victory Capital uses non-GAAP financial measures referred to as Adjusted EBITDA and Adjusted Net Income to measure the operating profitability of the Company. These measures eliminate the impact of one-time acquisition, restructuring and integration costs and demonstrate the ongoing operating earnings metrics of the Company. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to assess the operating performance of the Company.

Adjusted EBITDA

Adjustments made to GAAP Net Income to calculate Adjusted EBITDA, as applicable, are:

  Adding back income tax expense;
  Adding back interest paid on debt and other financing costs, net of interest income;
  Adding back depreciation on property and equipment;
  Adding back other business taxes;
  Adding back amortization expense on acquisition-related intangible assets;
  Adding back stock-based compensation expense associated with equity awards issued from pools created in connection with the management-led buyout and various acquisitions and as a result of equity grants related to the IPO;
  Adding back direct incremental costs of acquisitions, including restructuring costs;
  Adding back debt issuance cost expense;
  Adjusting for earnings/losses on equity method investments.

Adjusted Net Income

Adjustments made to GAAP Net Income to calculate Adjusted Net Income, as applicable, are:

  Adding back other business taxes;
  Adding back amortization expense on acquisition-related intangible assets;
  Adding back stock-based compensation expense associated with equity awards issued from pools created in connection with the management-led buyout and various acquisitions and as a result of any equity grants related to the IPO;
  Adding back direct incremental costs of acquisitions, including restructuring costs;
  Adding back debt issuance cost expense;
  Subtracting an estimate of income tax expense applied to the sum of the adjustments above.

Tax Benefit of Goodwill and Acquired Intangible Assets

Due to Victory Capital’s acquisitive nature, tax deductions allowed on acquired intangible assets and goodwill provide it with additional significant supplemental economic benefit. The tax benefit of goodwill and intangible assets represent the tax benefits associated with deductions allowed for intangible assets and goodwill generated from prior acquisitions in which the Company received a step-up in basis for tax purposes. Acquired intangible assets and goodwill may be amortized for tax purposes, generally over a 15-year period. The tax benefit from amortization on these assets is included to show the full economic benefit of deductions for all acquired intangible assets with a step-up in tax basis.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com